Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Ardea Biosciences, Inc. on Form S-3 (File Nos. 333-178746, 333-170105, and 333-165909) and Form S-8 (File No. 333-176517) of our report, dated March 09, 2012, with respect to our audits of the consolidated financial statements of Ardea Biosciences, Inc. as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, and our report dated March 09, 2012 with respect to our audit of the effectiveness of internal control over financial reporting of Ardea Biosciences, Inc. as of December 31, 2011, which reports are included in this Annual Report on Form 10-K of Ardea Biosciences, Inc. for the year ended December 31, 2011.

/s/ Marcum, LLP

Irvine, CA

March 09, 2012